Exhibit 23.5

January 22, 2007

Mr. Fred Ball

Chief Financial Officer

BigBand Networks, Inc.

475 Broadway

Redwood City, California 94063

Re:	Written consent to reference Empire Valuation Consultants, LLC valuation in Form S-1 filing of BigBand Networks, Inc.

Dear Mr. Ball:

We hereby consent to the inclusion in the registration statement on Form S-1 of BigBand Networks, Inc. for the registration of shares of its common stock and any amendment thereto (the “Registration Statement”) of references to our reports relating to the valuation of the common stock of BigBand Networks, Inc. and to references to our firm’s name therein. In giving such consent, we do not hereby admit that we come within the category of person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Empire Valuation Consultants, LLC

/S/ MARK SHAYNE
By: Mark Shayne, ASA, CPA/ABV Title: Managing Director